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EXHIBIT 99.1


NATIONAL QUALITY CARE, INC. RECEIVES NOTICE OF ALLOWANCE FOR U.S. PATENT ON WEARABLE ARTIFICIAL KIDNEY

Beverly Hills, California, April 11, 2005: National Quality Care, Inc. (other
OTC: NQCI.PK - News) announced it has received a Notice of Allowance from the U.S. Patent and Trademark Office for a patent application covering the design of a wearable artificial kidney. In effect, the application has been examined and allowed for issuance as a patent. The Company anticipates that the patent will issue within the next few months. The patent covers the invention of a Wearable Artificial Kidney that provides continuous dialysis 24 hours a day, 7 days a week.

Victor Gura, President and CEO, commented, "We are very pleased to have received this Notice of Allowance from the U.S. Patent Office so quickly. Approximately 400,000 Americans suffer from end-stage renal disease (ESRD), and this number is expected to double by the year 2010. Approximately 70,000 ESRD patients die each year, and about 55,000 patients are currently waiting for a kidney transplant. We believe that a wearable artificial kidney device that provides dialysis 168 hours a week instead of the typical 12 hours a week today would improve the quality of life and reduce the mortality of ESRD patients. At the same time we hope we will save billions of dollars to Medicare and Medicaid."

Currently, most ESRD patients in the U.S. undergo dialysis three times per week, with each session lasting three to four hours. But a patient using the wearable artificial kidney would be able to have twenty-four hour a day dialysis without being attached to a large stationary machine.

The Wearable Artificial Kidney was invented by Dr. Victor Gura, the President of the Company, in September 2001. To date, the Company has filed six unique patent applications in the U.S., including the one to which this Notice of Allowance relates. On November 15, 2004, the Company announced that it had developed a working prototype of the wearable artificial kidney and that a version of that prototype had been successfully tested in bench studies and had performed safely and effectively in animal testing studies at the research facilities of Cedars-Sinai Medical Center in Los Angeles, California.

SOME PARAGRAPHS OF THIS PRESS RELEASE, PARTICULARLY THOSE DESCRIBING THE COMPANY'S STRATEGIES, OPERATING EXPENSE REDUCTIONS AND BUSINESS PLANS, CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1993, AS AMENDED AND SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. WHILE THE COMPANY IS WORKING TO ACHIEVE THOSE GOALS, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF A NUMBER OF FACTORS, INCLUDING DIFFICULTIES IN MARKETING ITS PRODUCTS AND SERVICES, NEED FOR CAPITAL, COMPETITION FROM OTHER COMPANIES AND OTHER FACTORS, ANY OF WHICH COULD HAVE AN ADVERSE EFFECT ON THE BUSINESS PLANS OF THE COMPANY, ITS REPUTATION IN THE INDUSTRY OR ITS EXPECTED FINANCIAL RETURN FROM OPERATIONS. FACTORS SUCH AS THESE COULD HAVE AN ADVERSE EFFECT ON THE COMPANY'S RESULTS OF OPERATIONS. IN LIGHT OF SIGNIFICANT UNCERTAINTIES INHERENT IN FORWARD-LOOKING STATEMENTS INCLUDED HEREIN, THE INCLUSION OF SUCH INFORMATION SHOULD NOT BE REGARDED AS A REPRESENTATION BY THE COMPANY AND ITS SUBSIDIARIES THAT IT WILL BE ACHIEVED.

Contact:

         National Quality Care, Inc.
         Victor Gura, CEO
         310-550-6242